Exhibit 99.1

Contact:

MicroStrategy Incorporated

Investor Relations

ir@microstrategy.com

(703) 848-8600

MicroStrategy Announces

Second Quarter 2015 Financial Results

TYSONS CORNER, Va., July 27, 2015 - MicroStrategy® Incorporated (Nasdaq: MSTR), a leading worldwide provider of enterprise analytics, mobile, and security software platforms, today announced financial results for the three-month period ended June 30, 2015 (the second quarter of its 2015 fiscal year).

Second quarter 2015 revenues were $132.9 million versus $141.9 million for the second quarter of 2014, a 6% decrease. Product licenses and subscription services revenues for the second quarter of 2015 were $36.4 million versus $35.3 million for the second quarter of 2014, a 3% increase. Product support revenues for the second quarter of 2015 were $70.7 million versus $74.6 million for the second quarter of 2014, a 5% decrease. Other services revenues for the second quarter of 2015 were $25.8 million versus $32.0 million for the second quarter of 2014, a 20% decrease. Foreign currency headwinds continued to have a negative impact on revenues for the second quarter of 2015.

Operating expenses for the second quarter of 2015 were $72.3 million versus $119.0 million for the second quarter of 2014, a 39% decrease. In addition, during the second quarter of 2015, MicroStrategy capitalized $4.2 million in costs associated with further development of MicroStrategy 10 Secure Enterprise™, while no development costs were capitalized during the second quarter of 2014. MicroStrategy 10 Secure Enterprise was made generally available in June 2015.

Income from operations for the second quarter of 2015 was $34.8 million, as compared to a loss from operations of $12.7 million for the second quarter of 2014. Net income for the second quarter of 2015 was $22.5 million, or $1.95 per share on a diluted basis, as compared to a net loss of $10.3 million, or $0.91 per share on a diluted basis, for the second quarter of 2014.

Non-GAAP income from operations, which excludes share-based compensation expense and restructuring costs, was $39.2 million for the second quarter of 2015, as compared to a non-GAAP loss from operations of $9.6 million for the second quarter of 2014.

As of June 30, 2015, MicroStrategy had cash and cash equivalents and short-term investments of $427.9 million, as compared to $345.5 million as of December 31, 2014, an increase of $82.4 million. As of June 30, 2015, MicroStrategy had 9.3 million shares of class A common stock and 2.0 million shares of class B common stock outstanding.

The table at the end of this press release includes a reconciliation of income from operations to non-GAAP income from operations for the three and six months ended June 30, 2015 and 2014. An explanation of this non-GAAP measure is also included under the heading “Non-GAAP Financial Measure” below.

Conference Call

MicroStrategy will be discussing its second quarter 2015 financial results on a conference call today beginning at approximately 6:00 p.m. EDT. To access the conference call, dial (844) 824-7425 (domestically) or (716) 220-9429 (internationally) and use conference ID 84898302. A live webcast and replay of the conference call will be available under the “Events & Presentations” section on MicroStrategy’s investor relations website at http://ir.microstrategy.com/events.cfm. The replay will be available beginning approximately two hours after the call concludes until August 1, 2015 at (855) 859-2056 (domestically) or (404) 537-3406 (internationally) using the passcode 84898302. An archived webcast will also be available under the “Events & Presentations” section on MicroStrategy’s investor relations website at http://ir.microstrategy.com/events.cfm.

MicroStrategy Names Phong Le Chief Financial Officer

MicroStrategy also announced today that it has appointed Phong Le as its new Senior Executive Vice President & Chief Financial Officer, effective as of his start date with the Company, which is expected to be on or about August 24, 2015. Le will succeed Douglas K. Thede, who has served as Chief Financial Officer of the Company since 2009 and who, in March 2015, announced his intention to retire from the Company.

Le is currently the chief financial officer of XO Communications, a privately-held telecommunications company that owns and operates one of the largest Ethernet and IP networks in the U.S. Before joining XO Communications, Le held senior positions, including vice president of financial planning and analysis and vice president of strategy and business operations, at NII Holdings, a NASDAQ-listed telecommunications company. Le also has over ten years’ of experience working for Deloitte’s consulting practice. Le holds a B.S. in Biomedical Engineering from Johns Hopkins University and an M.B.A from the Sloan School of Management at the Massachusetts Institute of Technology.

“We are very pleased to welcome Phong to our senior management team. Phong has strong leadership skills, operational focus, and experience in taking on strategic roles in addition to leading a company’s financial functions,” said Michael J. Saylor, MicroStrategy’s Chairman of the Board of Directors and Chief Executive Officer. “We believe that he can make significant contributions to MicroStrategy’s strategic plan and operational goals.”

“I am thrilled to be a part of MicroStrategy’s exciting future,” said Le. “MicroStrategy is well positioned to take advantage of developments in Business Analytics and Security, making this a great time to be joining MicroStrategy’s leadership team. I look forward to helping MicroStrategy enhance shareholder value and working with our investor community.”

MicroStrategy 10 Secure Enterprise Generally Available Worldwide

In June 2015, MicroStrategy announced the general availability of MicroStrategy 10 Secure Enterprise. For the first time, MicroStrategy’s analytics platform combines traditional business intelligence functionality with data discovery, mobile analytics and powerful enterprise security. MicroStrategy 10 Secure Enterprise builds on proven enterprise capabilities to make sophisticated, high-performance analytics more accessible, easier to use, and faster. To learn more about MicroStrategy 10 Secure Enterprise, watch this video or visit MicroStrategy online.

“MicroStrategy 10 Secure Enterprise is a groundbreaking solution that combines analytics, mobility, and security in a single integrated platform,” said Michael Saylor, CEO, MicroStrategy Incorporated. “It delivers outstanding enterprise functionality through an intuitive and easy-to-use interface for every user that is powerful enough for the most demanding organizations. We are confident that IT and business leaders will be impressed with MicroStrategy 10™ and its ability to create stunning new applications that deliver tremendous value to the enterprise.”

MicroStrategy 10 Secure Enterprise contains a host of new features and enhanced functionality:

•	Revamped data discovery offers enhanced exploration and visualization capabilities on both Mac OS and Windows. New built-in data wrangling capabilities enable users to quickly prepare data for analysis without using other tools.

•	New governed data discovery makes it simple to promote dashboards from the desktop to the enterprise, providing a seamless path from self-service analytics to enterprise BI.

•	New native Hadoop access makes analyzing petabytes of multi-structured data easy. MicroStategy 10 offers native HDFS connectivity within a complete enterprise analytics environment.

•	Bigger, better in-memory performance lets users put more data on parallel-partitioned in-memory cubes, so organizations can run faster queries across larger volumes of data.

•	Completely redesigned HTML5 interface makes self-service analytics faster, more intuitive, and easier to use, so users can quickly connect to any data and drag-and-drop their way to business insights in an instant.

•	New Operations Manager enables administrators to save time and drive efficiency by managing and monitoring all of their environments from a single interface.

•	Cutting-edge platform security, powered by biometric and multi-factor authentication, provides enhanced security for every method of analytics delivery, conveniently and seamlessly.

•	Convenient user verification with a smartphone app replaces the need for users to log in with a password.

•	Out-of-the-box employee productivity app, built on MicroStrategy’s proprietary telemetry database, gives managers powerful insight into employee activity and performance.

Version 10 underscores MicroStrategy’s commitment to serving the enterprise analytics needs of global organizations. Here are what some of our customers and partners have to say about MicroStrategy 10:

“The new HTML5 interface in version 10 is a game changer,” said Kevin Curley, Executive Director of Business Intelligence at Catalina Marketing. “The new interface and functionality have significantly improved the self-service user experience, while at the same time, have cut the learning curve for new users. Furthermore, having the ability to easily integrate with advanced analytics and open source libraries like D3 has significantly increased our ability to visualize data exactly the way we want.”

“We currently rely on the MicroStrategy Analytics Platform™ to track programming investments, analyze ad and affiliate sales trends, and review sales team performance,” said Madhur Sawhney, Sr. Director Data & Analytics Technology at Discovery Communications. “After testing MicroStrategy 10 as an early adopter, our team really likes the new functionality — in particular, the ability to easily wrangle and parse data as well as save/import wrangling scripts functionality. The enhanced data blending features and on-the-fly data manipulations made possible with version 10 and Visual Insight provide incredible speed-of-interactivity and ease of use.”

“MicroStrategy 10 is a workhorse built to support a wide variety of end users,” said Frank Zhou, Software Development Manager at PayPal. “In testing, we successfully loaded a cube with over two billion rows (~400GB) while supporting sub-second query execution and greater user scalability, thanks to the new high performance in-memory architecture.”

“We have had the opportunity over the last several months to test the beta version of MicroStrategy 10, and I’m here to tell you that they got it right with MicroStrategy 10,” said Jim Butz, Principal at Southport Services Group. “MicroStrategy 10 is packed with exceptional functionality and capabilities, including a redesigned data discovery interface for easier and better data exploration, native HDFS connectivity for faster access to Hadoop, and new in-memory architecture for faster performance. I’m excited about the upcoming release and seeing how the broader market receives the latest product offering from MicroStrategy.”

“After implementing MicroStrategy 10 as an early adopter, we are delighted with the cleaner streamlined interface, the new analytical capabilities, and the ability users now have to personalize their analytics experience,” said Peter Zaballos, Vice President of Marketing & Product, SPS Commerce. “In the omni-channel retail era our customers are facing, analytics is critical to understanding the ever-changing demands of the consumer. The improved accessibility and rich data visualization capabilities of MicroStrategy 10 will enable our retail and CPG customers to better track consumer buying trends and inventory availability to grow their business.”

MicroStrategy Unveils MicroStrategy 10 at Worldwide Symposium Series

In May 2015, MicroStrategy unveiled its worldwide 2015 Symposium Series focused on presenting MicroStrategy 10 to the marketplace. MicroStrategy is presenting version 10’s powerful capabilities to symposium attendees in cities around the world, and providing a complimentary copy of the new data discovery and visualization product, MicroStrategy Desktop 10.0, valued at $600, to every attendee. The events, which are expected to draw thousands of attendees across North America, EMEA, and APAC, will provide analytics users with a detailed introduction to MicroStrategy 10.

Symposium attendees have the opportunity to attend technical sessions that drill down into all of the new capabilities of MicroStrategy 10, and learn how they can be applied to existing business intelligence applications. The events also feature talks from local MicroStrategy customers who are giving real-world examples of how they have used MicroStrategy’s enterprise analytics solution to increase revenues and cut costs at their organizations.

MicroStrategy Debuts the Usher Software Development Kit

In April 2015, MicroStrategy debuted the Usher Software Development Kit (SDK), enabling developers to build Usher™ security capabilities – including any of Usher’s logical or physical access functionalities – into their existing mobile applications, web applications, and enterprise software packages. With the Usher SDK, homegrown applications can implement sophisticated functionalities like step-up authentication to restrict sensitive information from unauthorized access or approval workflows that require biometric validation to help ensure validity of the approver. The ability to perform authentication and identity verification tasks unlocks the door to making existing applications vastly more functional to user bases. In this way, Usher secures enterprise assets and information, whether through the standard Usher interfaces or within any application of the enterprise. The Usher SDK is available from the Usher Developer Portal at http://developer.usher.com.

Already available in the cloud, Usher can be installed on-premise to meet business requirements when data must live behind the corporate firewall. On-premise installation deploys the complete Usher solution to the enterprise, including the Usher Security Server, the Usher Network Manager administration app, and Usher Analytics. End users of an on-premise Usher deployment acquire applications from the public app stores. To get started with Usher and set up Usher identities for your organization, visit: http://www.microstrategy.com/us/security.

Leading organizations that have chosen Usher include SenHeng Electric subsidiary Blackbox BI Consultancy, Georgetown University, and global incubator 1776.

“Our business at SenHeng is to create a unique customer experience with our products and services and that is our key differentiator in the market,” said KH Lim, Founder of SenHeng Electric Sdn Bhd. “Based on our successful deployment of MicroStrategy’s analytics and mobile technologies as cloud-based analytics solutions, it made sense for us to select MicroStrategy Usher as an enterprise security offering for today’s security-critical environment. MicroStrategy Usher will be used to access business processes and applications across the enterprise, replacing keycards and passwords with mobile identity badges securely delivered on smartphones. An Usher badge will be used to identify both SenHeng Electric’s customers as well as SenHeng mobile service’s customers. Having a single MicroStrategy platform for analytics, mobile and identity management will help us create a new, valuable customer experience.”

“We wanted a more secure and efficient method for our students and administrators to log into university websites and web apps than the traditional user name and password,” said Marty Johnson, Senior Director of Identity, Collaboration, Mobile, and GOCard at Georgetown University. “We have deployed Usher, which integrates with our Shibboleth single sign-on system and allows our university population to securely sign in to any Georgetown website by simply scanning a QR code with their mobile phone, eliminating the need for passwords. We are also working closely with MicroStrategy and the Usher product team to design a solution to address our costly password reset problem. Once that work is completed, we expect to see a significantly reduced number of help desk requests for locked user accounts and, as a result, to reap substantial cost savings.”

“At 1776, we are in the business of identifying transformational, disruptive startups that can change the world,” said Stephanie Vidikan, Director of Operations at 1776. “MicroStrategy’s Usher is one of those products. Startups at 1776’s Washington, D.C. location can use Usher ‘keys’ on their mobile phones to unlock doors, elevators, and gateways. We are excited to see how Usher’s features will reinvent how companies manage access to their physical spaces.”

MicroStrategy Releases Usher for Apple Watch, Providing Enterprise Security Capabilities

In April 2015, MicroStrategy announced the availability of Usher™ for Apple Watch. Enterprises deploying Usher are able to use Apple Watch as a secure digital key, enabling wearers to log into enterprise business systems, unlock devices, validate personal identity, and open physical entryways with a simple gesture or tap.

One of the first Apple Watch integrations directly addressing the needs of the enterprise, Usher for Apple Watch leverages the unique features of the Apple Watch, including Glances, Notifications, and Force Touch, seamlessly enabling the new device to be used for a broad range of business security applications. The app is designed to detect a vast range of business systems, hardware and physical entryways as users approach. Users receive push notifications on their Apple Watch prompting them to unlock their workstation, log into a system, or open a doorway with a simple tap or gesture on the device.

Usher for Apple Watch is part of the Usher platform, which launched in early 2015. Usher is an enterprise-grade security solution that provides secure authentication for business processes and applications across the enterprise. The platform replaces traditional forms of identity such as IDs, passwords, and tokens with biometric mobile identity and multi-factor authentication, all from a single mobile app. Usher provides streamlined administrative capabilities that let organizations easily set up and enforce biometric security with geo-fencing, time-fencing, and Touch ID access on mobile devices.

NHS Scotland’s Golden Jubilee National Hospital Uses MicroStrategy to Improve Operations and Enhance Patient Care

In June 2015, MicroStrategy announced that NHS Scotland’s Golden Jubilee National Hospital deployed the MicroStrategy Analytics Platform and MicroStrategy Mobile™ to monitor, report, and analyze over 200 quality indicators consisting of patient care, staffing, and performance metrics. Golden Jubilee National Hospital is a Scottish Health Board, working with the public, private and third sector to reduce health inequalities and improve health.

“Improving quality care to realize superior patient outcomes is a journey with many twists and turns, so the enterprise analytics platform we chose is one that fits our complex needs and will evolve with us,” said Jill Young, CEO, NHS Scotland’s Golden Jubilee National Hospital. “We have realized numerous benefits from using MicroStrategy in a short order of time. The platform’s comprehensive capabilities allow us to measure, in detail, the success of our Quality Framework and inform members of our staff via mobile apps on how they can be more responsive to our patients. Furthermore, we believe our Quality Framework, with MicroStrategy as its enterprise analytics standard, can be a model for adoption at other healthcare facilities around the world.”

In 2013, NHS Scotland’s Golden Jubilee National Hospital replaced its incumbent dashboard and reporting tool with MicroStrategy’s enterprise analytics solution, which today enables a staff of several hundred — including directors, clinicians, doctors, consultants, nurses, and administrative staff — to easily analyze patient care, staffing, and performance targets on their iPad devices, revealing underlying and previously unknown patterns and interactions between patients and the hospital. With MicroStrategy, Board committees are able to review employee performance and make decisions that improve management and effectiveness. Hospital administrators can drill into the top 30-40 quality indicators in great detail and easily make informed decisions to enhance patient care. In addition, nurses and other administrative staff are using survey data that patients complete upon the end of their stay to make adjustments that improve the overall patient experience.

MicroStrategy Mobile empowers staff members to quickly view, collect, and update information anywhere, from the boardroom to the ward. Specifically, hospital staff are able to:

•	Update data anywhere, and at any time, improving data accuracy and preventing data loss.

•	Receive alerts within the app when data reaches critical levels, e.g. an outpatient gives negative feedback in an exit survey.

•	View all key quality indicators in one screen to get a quick overview of hospital performance in real-time.

•	Easily interpret detailed information with stunning data visualizations.

•	Securely update and share information with relevant staff members.

NHS Scotland’s Golden Jubilee National Hospital considers MicroStrategy a key component of its overall vision to lead quality, research and innovation for NHS Scotland through a new Quality Framework. Scotland has set the benchmark for adopting innovative approaches to improving health care at a large scale through its Scottish Patient Safety Programme. The Golden Jubilee reports significant improvements for efficiency, safety, and person-centered service delivery, and has been a key contributor in helping Scotland to reduce patient mortality by 12% and Clostridium difficile (c-diff) infections by 77% and to nearly completely eliminate MRSA. A number of specialties at the hospital have reduced patient length of stay, and 98% of its patients indicate they are treated with care, respect, and dignity.

Admiral Group Selects MicroStrategy Analytics Platform for New Policy Administration System, Deploys Dashboards to Thousands

In April 2015, MicroStrategy announced that leading UK car insurance provider Admiral Group, with headquarters in Cardiff, Wales, selected the MicroStrategy Analytics Platform for its new policy administration system. Admiral Group, which insures more than 3.9 million vehicles and has 7,000 staff worldwide, will use MicroStrategy to deliver a new dashboard reporting analytics solution as part of its policy administration system being implemented at present.

MicroStrategy was selected for its data lineage integration with the other software solutions Admiral Group uses, which are critical to its sales cycle. In addition, user-friendly capabilities, superior performance and scalability, system availability, as well as MicroStrategy’s ability to support trusted governed data discovery meant it stood out from the competition. MicroStrategy’s powerful visualization and mobile features will enable staff across Admiral Group to easily access important brand and product data across multiple lines of business and deliver customized products and services more efficiently to customers.

Gunnar Peters, Head of Data and Management Information at Admiral Group, said: “Implementing the new policy administration is all about helping our staff be as informed and as efficient as possible, and delivering the best possible customer experience. We’ve worked with MicroStrategy since 2009 to power our operational reporting, and after evaluating analytics providers in the marketplace, MicroStrategy is still the most comprehensive enterprise analytics platform that fits our evolving needs.”

The new MicroStrategy Analytics Platform licenses purchased as part of the implementation will extend the reach of the platform to many more users.

Examples of Customer Deals from Q2 2015

•	Flex

Our customer, Flex has purchased additional licenses of MicroStrategy Analytics™ and MicroStrategy Mobile™ to support its global purchasing organization and factory operations with enterprise analytics reporting.

•	Nedbank (Pty) Ltd

Nedbank Group (JSE: NED), based in Johannesburg, South Africa, is one of the largest banking groups in South Africa by assets and deposits, with Nedbank Limited being one of its principal banking subsidiaries. Nedbank Ltd selected the MicroStrategy Analytics Platform as its preferred enterprise-wide analytics platform to deliver business intelligence, self-service data discovery, and mobile apps to its staff and clients so that they can better monitor and react to data management, investment accounting, and performance activity on their mobile devices. Nedbank selected MicroStrategy for its comprehensive analytics platform, mobile leadership, scalability, ease of use, and low total cost of ownership.

•	North Texas Tollway Authority

The North Texas Tollway Authority (NTTA), a political subdivision of the state of Texas, is authorized to acquire, construct, maintain, repair and operate turnpike projects in the north Texas region. A new MicroStrategy customer, NTTA has selected MicroStrategy Analytics and MicroStrategy Mobile to provide employees with interactive dashboards, reports, ad hoc analysis, and map views of data points on Texas roadways. By moving toward a proactive, self-service reporting/analytics model, NTTA’s user community will be able to perform analytics on customer behavior, report on compliance, and recover lost revenue. NTTA will also be able to report on real-time operational data coming from sensors on roadways (that detect weather and traffic conditions), electronic tolling data (toll tag transactions and license plate images for cashless OCR tolling), invoicing data, and customer demographics (driving habits). Through a competitive bid and evaluation of visual data discovery and business intelligence vendors in the market, NTTA selected MicroStrategy because its feature set best fit NTTA’s business requirements. Also cited were MicroStrategy’s ease of use, high performance, scalability, lower total cost of ownership and its mobile capabilities in support of iOS and Android devices.

•	Randstad Groep Nederland

Based in Diemen, Netherlands, Randstad Groep Nederland is a subsidiary of Randstad Holding, founded in 1960 and active in 39 countries with approximately 28,000 employees. Randstad specializes in solutions in the field of flexible work and HR services. A new customer, Randstad Groep Nederland selected MicroStrategy Analytics and MicroStrategy Mobile to enhance its operations. With MicroStrategy, agents in the field and their management will have the ability to easily analyze and drill into operational data, perform self-service analytics and quickly create ad-hoc reports. Randstad Groep Nederland chose MicroStrategy as its corporate business intelligence solution, citing the platform’s ease of use and interactivity, self-service analytics, drill anywhere capabilities, high performance and scalability. Randstad has the option to expand its MicroStrategy implementation to support its global operations.

•	TrueCar, Inc.

Based in Santa Monica, CA, TrueCar, Inc. is an automotive pricing and information website for new and used car buyers and dealers. A MicroStrategy customer since 2007, TrueCar will expand its MicroStrategy footprint by leveraging the MicroStrategy Analytics Platform and MicroStrategy Mobile to prototype and develop a new enterprise analytics application. The MicroStrategy-based solution will enable automobile OEMs and dealerships to easily access market data on the web and mobile devices in order to make better inventory and pricing decisions that drive more sales. MicroStrategy was chosen for its solution’s user-friendly capabilities, superior performance and scalability, system availability, and its ability to support trusted governed data discovery within a comprehensive enterprise analytics platform.

Non-GAAP Financial Measure

MicroStrategy is providing a supplemental financial measure for income from continuing operations that excludes the impact of share-based compensation arrangements and restructuring activities. This financial measure is not a measurement of financial performance under generally accepted accounting principles in the United States (“GAAP”) and, as a result, this financial measure may not be comparable to similarly titled measures of other companies. Management uses this non-GAAP financial measure internally to help understand, manage, and evaluate business performance and to help make operating decisions. MicroStrategy believes that this non-GAAP financial measure is also useful to investors and analysts in comparing its performance across reporting periods on a consistent basis because it excludes a significant non-cash share-based compensation expense that MicroStrategy believes is not reflective of its general business performance and significant restructuring charges that we believe are not reflective of ongoing operating results. In addition, accounting for share-based compensation arrangements requires significant management judgment and the resulting expense could vary significantly in comparison to other companies. Therefore, MicroStrategy believes the use of this non-GAAP financial measure can also facilitate comparison of MicroStrategy’s operating results to those of its competitors.

About MicroStrategy Incorporated

Founded in 1989, MicroStrategy (Nasdaq: MSTR) is a leading worldwide provider of enterprise software platforms. The Company’s mission is to provide enterprise analytics, mobility, and security platforms that are flexible, powerful, scalable, and user-friendly. To learn more, visit MicroStrategy online, and follow us on Facebook and Twitter.

MicroStrategy, MicroStrategy 10, MicroStrategy 10 Secure Enterprise, MicroStrategy Analytics Platform, MicroStrategy Mobile, MicroStrategy Analytics, and Usher are either trademarks or registered trademarks of MicroStrategy Incorporated in the United States and certain other countries. Other product and company names mentioned herein may be the trademarks of their respective owners.

This press release may include statements that may constitute “forward-looking statements,” including estimates of future business prospects or financial results and statements containing the words “believe,” “estimate,” “project,” “expect,” or similar expressions. Forward-looking statements inherently involve risks and uncertainties that could cause actual results of MicroStrategy Incorporated and its subsidiaries (collectively, the “Company”) to differ materially from the forward-looking statements. Factors that could contribute to such differences include: the extent and timing of market acceptance of MicroStrategy’s new offerings, including MicroStrategy 10 Secure Enterprise; the impact on our business of the restructuring plan we adopted in the third quarter of 2014; the Company’s ability to recognize revenue or deferred revenue through delivery of products or satisfactory performance of services; continued acceptance of the Company’s other products in the marketplace; fluctuations in tax benefits or provisions; the timing of significant orders; delays in or the inability of the Company to develop or ship new products; competitive factors; general economic conditions, including economic uncertainty in the retail industry, in which the Company has a significant number of customers; currency fluctuations; and other risks detailed in the Company’s registration statements and periodic reports filed with the Securities and Exchange Commission. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release.

MSTR-F

MICROSTRATEGY INCORPORATED

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Revenues
Product licenses	$29,366	$29,383	$50,123	$57,239
Subscription services	7,074	5,883	13,739	10,324

Total product licenses and subscription services	36,440	35,266	63,862	67,563
Product support	70,747	74,569	140,052	146,050
Other services	25,753	32,018	52,897	66,144

Total revenues	132,940	141,853	256,811	279,757

Cost of revenues
Product licenses	1,906	2,086	3,215	3,914
Subscription services	3,346	4,920	6,725	9,327

Total product licenses and subscription services	5,252	7,006	9,940	13,241
Product support	3,224	3,475	6,560	7,018
Other services	17,436	25,132	36,510	48,363

Total cost of revenues	25,912	35,613	53,010	68,622

Gross profit	107,028	106,240	203,801	211,135

Operating expenses
Sales and marketing	36,219	60,956	72,739	119,833
Research and development	14,864	32,748	30,262	60,810
General and administrative	21,103	25,262	43,228	51,565
Restructuring costs	90	—	175	—

Total operating expenses	72,276	118,966	146,404	232,208

Income (loss) from operations	34,752	(12,726)	57,397	(21,073)
Interest income, net	11	32	13	80
Other (expense) income, net	(2,915)	(474)	1,835	(1,592)

Income (loss) before income taxes	31,848	(13,168)	59,245	(22,585)
Provision for (benefit from) income taxes	9,381	(2,831)	16,318	(5,766)

Net income (loss)	$22,467	$(10,337)	$42,927	$(16,819)

Basic earnings (loss) per share (1):	$1.98	$(0.91)	$3.79	$(1.49)

Weighted average shares outstanding used in computing basic earnings (loss) per share	11,349	11,301	11,335	11,301

Diluted earnings (loss) per share (1):	$1.95	$(0.91)	$3.74	$(1.49)

Weighted average shares outstanding used in computing diluted earnings (loss) per share	11,510	11,301	11,482	11,301

(1)	Basic and fully diluted earnings (loss) per share for class A and class B common stock are the same.

MICROSTRATEGY INCORPORATED

CONSOLIDATED BALANCE SHEETS

(in thousands, except per share data)

	June 30, 2015	December 31, 2014*
	(unaudited)
Assets
Current assets
Cash and cash equivalents	$201,146	$146,919
Restricted cash	655	661
Short-term investments	226,749	198,547
Accounts receivable, net	56,038	78,633
Prepaid expenses and other current assets	14,389	17,669
Deferred tax assets, net	14,472	19,936

Total current assets	513,449	462,365

Property and equipment, net	72,368	77,852
Capitalized software development costs, net	20,303	13,469
Deposits and other assets	3,516	3,951
Deferred tax assets, net	1,502	1,160

Total Assets	$611,138	$558,797

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable and accrued expenses	$24,582	$35,458
Accrued compensation and employee benefits	43,142	50,588
Accrued restructuring costs	236	2,284
Deferred revenue and advance payments	119,773	108,413
Deferred tax liabilities	484	557

Total current liabilities	188,217	197,300

Deferred revenue and advance payments	10,309	10,818
Other long-term liabilities	20,855	22,679
Deferred tax liabilities	11,066	3,529

Total Liabilities	230,447	234,326

Stockholders’ Equity
Preferred stock undesignated, $0.001 par value; 5,000 shares authorized; no shares issued or outstanding	—	—
Class A common stock, $0.001 par value; 330,000 shares authorized; 15,734 shares issued and 9,329 shares outstanding, and 15,660 shares issued and 9,255 shares outstanding, respectively	16	16
Class B common stock, $0.001 par value; 165,000 shares authorized; 2,035 shares issued and outstanding, and 2,055 shares issued and outstanding, respectively	2	2
Additional paid-in capital	521,086	506,727
Treasury stock, at cost; 6,405 shares	(475,184)	(475,184)
Accumulated other comprehensive loss	(5,429)	(4,363)
Retained earnings	340,200	297,273

Total Stockholders’ Equity	380,691	324,471

Total Liabilities and Stockholders’ Equity	$611,138	$558,797

*	Derived from audited financial statements.

MICROSTRATEGY INCORPORATED

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Six Months Ended June 30,
	2015	2014
	(unaudited)	(unaudited)
Operating activities:
Net income (loss)	$42,927	$(16,819)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	10,316	13,260
Bad debt expense	461	2,033
Unrealized net loss on foreign currency forward contracts	1,641	86
Non-cash portion of adjustments to accrued restructuring costs	(127)	—
Deferred taxes	13,308	(8,924)
Release of liabilities for unrecognized tax benefits	(61)	—
Share-based compensation expense	7,957	4,682
Excess tax benefits from share-based compensation arrangements	(963)	—
Changes in operating assets and liabilities:
Accounts receivable	19,658	26,443
Prepaid expenses and other current assets	1,372	(3,990)
Deposits and other assets	292	406
Accounts payable and accrued expenses	(8,624)	(5,191)
Accrued compensation and employee benefits	(6,225)	(21,897)
Accrued restructuring costs	(1,754)	—
Deferred revenue and advance payments	13,625	22,226
Other long-term liabilities	(1,770)	2,055

Net cash provided by operating activities	92,033	14,370

Investing activities:
Proceeds from redemption of short-term investments	171,500	93,200
Purchases of property and equipment	(3,254)	(4,184)
Purchases of short-term investments	(199,636)	(211,603)
Capitalized software development costs	(9,598)	—
Increase in restricted cash	(21)	(90)

Net cash used in investing activities	(41,009)	(122,677)

Financing activities:
Proceeds from sale of class A common stock under exercise of employee stock options	5,439	—
Excess tax benefits from share-based compensation arrangements	963	—
Payments on capital lease obligations and other financing arrangements	(216)	(341)

Net cash provided by (used in) financing activities	6,186	(341)

Effect of foreign exchange rate changes on cash and cash equivalents	(2,983)	336

Net increase (decrease) in cash and cash equivalents	54,227	(108,312)
Cash and cash equivalents, beginning of period	146,919	220,171

Cash and cash equivalents, end of period	$201,146	$111,859

MICROSTRATEGY INCORPORATED

REVENUE AND COST OF REVENUE DETAIL

(in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Revenues
Product licenses and subscription services:
Product licenses	$29,366	$29,383	$50,123	$57,239
Subscription services	7,074	5,883	13,739	10,324

Total product licenses and subscription services	36,440	35,266	63,862	67,563

Product support	70,747	74,569	140,052	146,050
Other services:
Consulting	23,753	28,310	48,457	58,698
Education	2,000	3,708	4,440	7,446

Total other services	25,753	32,018	52,897	66,144

Total revenues	132,940	141,853	256,811	279,757

Cost of revenues
Product licenses and subscription services:
Product licenses	1,906	2,086	3,215	3,914
Subscription services	3,346	4,920	6,725	9,327

Total product licenses and subscription services	5,252	7,006	9,940	13,241

Product support	3,224	3,475	6,560	7,018
Other services:
Consulting	16,656	23,266	34,803	44,989
Education	780	1,866	1,707	3,374

Total other services	17,436	25,132	36,510	48,363

Total cost of revenues	25,912	35,613	53,010	68,622

Gross profit	$107,028	$106,240	$203,801	$211,135

MICROSTRATEGY INCORPORATED

DEFERRED REVENUE DETAIL

(in thousands)

	June 30, 2015	December 31, 2014*	June 30, 2014
	(unaudited)		(unaudited)
Current:
Deferred product licenses revenue	$12,525	$10,927	$14,487
Deferred subscription services revenue	12,362	16,018	11,174
Deferred product support revenue	146,194	168,833	156,018
Deferred other services revenue	6,737	10,564	14,696

Gross current deferred revenue and advance payments	177,818	206,342	196,375
Less: unpaid deferred revenue	(58,045)	(97,929)	(64,052)

Net current deferred revenue and advance payments	$119,773	$108,413	$132,323

Non-current:
Deferred product licenses revenue	$6,714	$8,012	$7,431
Deferred subscription services revenue	463	750	949
Deferred product support revenue	8,147	7,505	6,696
Deferred other services revenue	1,537	1,047	1,061

Gross non-current deferred revenue and advance payments	16,861	17,314	16,137
Less: unpaid deferred revenue	(6,552)	(6,496)	(3,116)

Net non-current deferred revenue and advance payments	$10,309	$10,818	$13,021

Total current and non-current:
Deferred product licenses revenue	$19,239	$18,939	$21,918
Deferred subscription services revenue	12,825	16,768	12,123
Deferred product support revenue	154,341	176,338	162,714
Deferred other services revenue	8,274	11,611	15,757

Gross current and non-current deferred revenue and advance payments	194,679	223,656	212,512
Less: unpaid deferred revenue	(64,597)	(104,425)	(67,168)

Net current and non-current deferred revenue and advance payments	$130,082	$119,231	$145,344

*	Derived from audited financial statements.

MICROSTRATEGY INCORPORATED

RECONCILIATION OF GAAP TO NON-GAAP MEASURES

(in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
	(unaudited)	(unaudited)	(unaudited)	(unaudited)

Reconciliation of non-GAAP income (loss) from operations:
Income (loss) from operations	$34,752	$(12,726)	$57,397	$(21,073)
Share-based compensation expense	4,360	3,084	7,957	4,682
Restructuring costs	90	—	175	—

Non-GAAP income (loss) from operations	$39,202	$(9,642)	$65,529	$(16,391)

MICROSTRATEGY INCORPORATED

WORLDWIDE EMPLOYEE HEADCOUNT

	June 30, 2014	September 30, 2014	December 31, 2014	March 31, 2015	June 30, 2015

Subscription services	59	61	57	43	37
Product support	142	144	138	138	130
Consulting	683	676	600	554	508
Education	43	35	24	19	25
Sales and marketing	920	827	662	577	515
Research and development	1,101	965	645	580	508
General and administrative	463	417	344	321	303

Total headcount	3,411	3,125	2,470	2,232	2,026